Exhibit (d)(2)

AMENDMENT NO. 1 TO MEMORANDUM OF UNDERSTANDING

This Amendment No. 1 (this “Amendment”) to that certain Memorandum of Understanding, dated as of August 4, 2023 (the “MoU”), by and between Renesas Electronics Corporation, a Japanese corporation (“Parent”) and Sequans Communications S.A., a société anonyme organized under the laws of France (the “Company”), is made and entered into as of September 2, 2023 by and between Parent and the Company. All capitalized terms that are used in this Amendment but not defined herein shall have the respective meanings ascribed thereto in the MoU.

WHEREAS, Parent and the Company wish to amend a provision of the MoU as provided herein;

WHEREAS, pursuant to Section 10.2 of the MoU, the Parties may amend the MoU by executing a written amendment signed by each of the Parties, provided that such amendment is approved by a majority of the directors of the Company then in office who were not designated by Purchaser (such approval, “Company Board Approval”); and

WHEREAS, the Company has obtained the Company Board Approval.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Amendments to Defined Terms. The following defined terms shall be amended and restated in their entirety as follows:

“Squeeze Out Compensation” shall mean the compensation payable to the holders (other than Purchaser) of the Merger Sub Securities as statutory consideration for the transfer of their Merger Sub Securities to Purchaser in connection with the Merger Squeeze Out or, as the case may be, the Statutory Squeeze Out.

“Squeeze Out Merger Agreement” shall mean the agreement to be entered into, following the Merger, between Merger Sub and Purchaser setting out the terms and conditions of the Merger Squeeze Out on the terms and conditions contemplated by this MoU and such other terms and conditions as reasonably agreed between Parent and the Merger Sub.

“Statutory Squeeze Out” shall mean the resolution of the shareholders’ meeting (Hauptversammlung) of Merger Sub to request the transfer of all Merger Sub Securities held by persons other than Purchaser to Purchaser pursuant to Sections 327a et seqq. of the German Stock Corporation Act (Aktiengesetz) against payment of the Squeeze Out Compensation, and all necessary or useful preparational matters or actions, in particular such as determination of the Squeeze Out Compensation with the support of an external valuator as soon as possible and applying for the appointment of the Squeeze Out Valuator at the relevant German court.

2. Amendment to Section 4.2(a). The third sentence of Section 4.2(a) of the MoU is hereby amended to read in its entirety as follows:

“As of August 4, 2023, at 4:00 p.m., E.D.T., there are (x) 2,319,048 Company Shares underlying Company Share Options, with a weighted average exercise price of approximately $1.73 per Company Share, (y) an aggregate of 17,560,670 Company Shares underlying Company Warrants, consisting of (i) 4,956,288 Company Shares underlying Company Warrants issued pursuant to

Company Warrant Plans, with a weighted average exercise price of approximately $1.12 per Company Share, (ii) 3,211,396 Company Shares underlying Company Warrants issued to certain institutional investors with a weighted average exercise price of approximately $1.48 per Company Share, and (iii) 9,392,986 Company Shares underlying Company Warrants issued to a commercial partner with an exercise price of €0.02 per Company Share, and (z) 16,613,399 Company Shares underlying Unvested Company RSAs (and, in the case of any performance-based awards of Company RSAs, assuming performance achievement at maximum).”

3. Amendment to Section 8.2(a)(i). Section 8.2(a)(i) of the MoU is hereby amended to read in its entirely as follows;

“(a) (i) the representations and warranties of the Company set forth in (A) the first and second sentence of Section 4.2(a) shall be true and correct in all respects, except for de minimis inaccuracies and (B) the third sentence of Section 4.2(a) shall be true and correct in all respects, except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional material cost, expense or liability to Parent and Purchaser, individually or in the aggregate that is more than €200,000,”

4. MoU References. The parties hereto hereby agree that all references to the “MoU” set forth in the MoU (including, without limitation, in the representations and warranties of the parties set forth therein) shall be deemed to be references to the MoU as amended by this Amendment.

5. Full Force and Effect. Except as expressly amended or modified hereby, the MoU and the agreements, documents, instruments and certificates among the parties hereto as contemplated by, or referred to, in the MoU shall remain in full force and effect without any amendment or other modification thereto.

6. Miscellaneous. Sections 10.6, 10.13 and 10.17 of the MoU shall apply to this Amendment mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SEQUANS COMMUNICATIONS S.A.

By:	/s/ Georges Karam
Name: Georges Karam
Title: Chief Executive Officer

RENESAS ELECTRONICS CORPORATION

By:	/s/ Shuhei Shinkai
Name: Shuhei Shinkai
Title: Senior Vice President and CFO

[Signature Page to Amendment No. 1 to Memorandum of Understanding]